CIRCUIT CITY STORES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
PERIODS ENDED AUGUST 31 (UNAUDITED)
(Amounts in thousands except per share data)

	Three Months		Six Months
	2003	2002	2003	2002
NET SALES AND OPERATING REVENUES	$2,155,700	$2,221,204	$4,089,020	$4,339,447
Cost of sales, buying and warehousing	1,668,325	1,695,316	3,153,335	3,300,209

GROSS PROFIT	487,375	525,888	935,685	1,039,238
Finance (loss) income (includes reductions
in bankcard retained interests of $148,000
for the three months ended August 31, 2003,
$3,023 for the three months ended
August 31, 2002, $177,913 for the six months
ended August 31, 2003, and $6,730 for the
six months ended August 31, 2002)	(133,310)	25,970	(155,415)	46,389
Selling, general and administrative expenses	547,176	569,349	1,043,795	1,105,143
Interest expense	303	550	1,310	550

Loss from continuing
operations before income taxes	(193,414)	(18,041)	(264,835)	(20,066)
Income tax benefit	(69,169)	(6,856)	(96,666)	(7,625)

NET LOSS FROM CONTINUING OPERATIONS	(124,245)	(11,185)	(168,169)	(12,441)
NET EARNINGS FROM DISCONTINUED OPERATIONS	--	31,714	--	60,952

NET (LOSS) EARNINGS	$(124,245)	$20,529	$(168,169)	$48,511

Net (loss) earnings from:
Continuing operations	$(124,245)	$(11,185)	$(168,169)	$(12,441)

Discontinued operations attributed to:
Circuit City common stock	$--	$20,298	$--	$39,020

CarMax Group common stock	$--	$11,416	$--	$21,932

Weighted average common shares:
Circuit City:
Basic	206,177	207,202	206,003	206,956

Diluted	206,177	207,202	206,003	206,956

CarMax Group:
Basic	--	37,065	--	37,013

Diluted	--	38,618	--	38,722

NET (LOSS) EARNINGS PER SHARE:
Basic:
Continuing operations	$(0.60)	$(0.05)	$(0.82)	$(0.06)
Discontinued operations attributed
to Circuit City common stock	--	0.10	--	0.19

	$(0.60)	$0.04	$(0.82)	$0.13

Discontinued operations attributed
to CarMax Group common stock	$--	$0.31	$--	$0.59

Diluted:
Continuing operations	$(0.60)	$(0.05)	$(0.82)	$(0.06)
Discontinued operations attributed
to Circuit City common stock	--	0.10	--	0.19

	$(0.60)	$0.04	$(0.82)	$0.13

Discontinued operations attributed
to CarMax Group common stock	$--	$0.30	$--	$0.57

CIRCUIT CITY STORES, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Amounts in thousands)

	August 31
	2003	2002
ASSETS
Current Assets:
Cash and cash equivalents	$633,072	$772,106
Accounts receivable, net of allowance for
doubtful accounts of $1,058 and $606	168,450	173,522
Retained interests in securitized receivables	617,860	467,813
Merchandise inventory	1,554,432	1,657,363
Prepaid expenses and other current assets	60,179	40,020
Assets of CarMax discontinued operations	--	650,994

Total Current Assets	3,033,993	3,761,818
Property and equipment, net	625,532	706,922
Deferred income taxes	25,435	12,305
Other assets	35,477	7,482
Assets of CarMax discontinued operations	--	174,928

TOTAL ASSETS	$3,720,437	$4,663,455

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,186,880	$1,179,981
Accrued expenses and other current liabilities	126,685	131,323
Deferred income taxes	68,962	113,187
Current installments of long-term debt	1,366	1,306
Liabilities of CarMax discontinued operations	--	159,643

Total Current Liabilities	1,383,893	1,585,440
Long-term debt, excluding current installments	10,630	11,996
Accrued straight-line rent	101,242	86,544
Other liabilities	68,169	61,485
Liabilites of CarMax discontinued operations	--	112,127

TOTAL LIABILITIES	1,563,934	1,857,592

Stockholders' Equity:
Circuit City common stock	104,734	105,019
CarMax Group common stock	--	18,541
Capital in excess of par value	839,724	839,567
Retained earnings	1,212,045	1,842,736

TOTAL STOCKHOLDERS' EQUITY	2,156,503	2,805,863

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,720,437	$4,663,455